[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]


January 18, 1999

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Commissioners:

We have read the statements made by OpenRoute Networks, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 or Form 8-K, as part of the Company's Form 8-K report dated January 20, 1999. We agree with the statements concerning our firm in such Form 8-K. We have no basis to agree or disagree with the Company's statements regarding BDO Seidman, LLP.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP